Exhibit 4.2

FIRST AMENDMENT TO

RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) entered into as of April 25, 2016, is by and between Depomed, Inc., a California corporation (the “Company”) and Continental Stock Transfer & Trust Company (the “Rights Agent”).  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in that certain Rights Agreement dated as of July 12, 2015 by and between the Company and the Rights Agent (the “Rights Agreement”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Amendment of Section 1.  Subparagraph (i) of the definition of “Beneficial Owner” set forth in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, is the “beneficial owner” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement) or otherwise has the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subparagraph (i) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (A) arises solely from either (I) a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, or (II) a revocable proxy or consent given to a Designated Shareholder (or an Affiliate or representative thereof) for the sole purpose of requesting or demanding a special meeting of shareholders of the Company pursuant to Section 600(d) of the California Corporations Code (provided that such proxy or consent does not grant any right or power to vote the underlying securities at such special meeting or any other meeting of shareholders of the Company), (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report) and (C) does not constitute a trust, proxy, power of attorney or other device with the purpose or effect of allowing two or more persons, acting in concert, to avoid being deemed “beneficial owners” of such security or otherwise avoid the status of “Acquiring Person”

under the terms of this Agreement or as part of a plan or scheme to evade the reporting requirements under Schedule 13D or Sections 13(d) or 13(g) of the Exchange Act;”

2.             Amendment of Section 1.  The second sentence of the definition of “Person” set forth in Section 1 of the Rights Agreement is hereby amended by deleting the word “public” from clause (i) thereof.

3.             Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended to add the following:

“‘Designated Shareholder’ shall mean a Person who (i) together with such Person’s Affiliates and Associates, is the Beneficial Owner of 5% or more of the shares of Common Stock then outstanding and (ii) has reported such beneficial ownership on Schedule 13D under the Exchange Act (or any comparable or successor report).”

4.             New Section 35.  The Rights Agreement is hereby amended to add Section 35 to read as follows:

“Section 35.          Exempted Meeting Solicitation.  Notwithstanding anything to the contrary in this Agreement, (i) no Person shall be deemed an Acquiring Person, either individually or collectively, solely as a result of making or receiving a solicitation of, or granting or receiving, a revocable proxy or consent given to a Designated Shareholder (or an Affiliate or representative thereof) for the sole purpose of requesting or demanding a special meeting of shareholders of the Company pursuant to Section 600(d) of the California Corporations Code (provided that such proxy or consent does not grant any right or power to vote the underlying securities at such special meeting or any other meeting of shareholders of the Company) (an “Exempted Meeting Solicitation”) and (ii) no Distribution Date, Stock Acquisition Date, Flip-In Event or Flip-Over Event shall occur solely as a result of any Exempted Meeting Solicitation, and accordingly any Exempted Meeting Solicitation shall not have any of the effects specified in Section 11(a)(ii) and 13(a).”

5.             Agreement as Amended.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall continue to be subject to its terms and conditions.

6.             Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Without limiting the foregoing, if any provision requiring that a determination be made by less than the entire Board of Directors of the Company is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, such determination shall then be made by the entire Board of Directors of the Company.

7.             Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

8.             Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.             Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first above written.

DEPOMED, INC.

By:	/s/ Matthew M. Gosling
	Name:	Matthew M. Gosling
	Title:	Senior Vice President, General Counsel and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Stacy Aqui
	Name:	Stacy Aqui
	Title:	Vice President